Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Vesta Real Estate Corporation, S.A.B. de C.V.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common shares, no par value, represented by American depositary shares, or "ADSs"	(1)	457(r)		$		$0.0001381	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	American depositary shares issuable upon deposit of common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-272542). Each American depositary share represents ten common shares.

The proposed maximum offering price per share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to Instruction 2.A.iii.c. to the Calculation of Filing Fee Tables and Related Disclosure of Item 9(b) of Form F-3 under the Securities Act.

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee in connection with the securities registered hereby. Registration fees will be paid subsequently on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.